 Exhibit 99.2

Contact: Richard A. Peabody
Acting President and Chief Financial Officer
214-343-7812

Romacorp Names Frank H. Steed President and CEO

Dallas, TX, October 12, 2000 - Romacorp, Inc., which owns, operates or franchises over 225 Tony Roma's restaurants, has named 30-year industry veteran Frank H. Steed to the positions of President and Chief Executive Officer effective October 23, 2000.

Steed most recently served as Senior Vice President - Franchise Development for Metromedia Restaurant Group (MRG) which owns and franchises approximately 1,000 restaurants under the names Steak and Ale, Bennigan's, Ponderosa Steakhouse, and Bonanza Steakhouse. Steed joined MRG as President of Bonanza Steakhouse in 1993 and has held other senior management positions with the company including Vice Chairman of Metromedia Family Steakhouses, a division of MRG.

Steed began his career in 1970 with T.G.I. Friday's, a division of Carlson Companies, Inc. (CCI) where he held top management positions including Executive Vice President - Operations and Franchise Development. During his 18-year affiliation with T.G.I. Friday's, the concept grew from two to over 140 restaurants worldwide and achieved the highest average unit sales volume in the restaurant industry. In 1988, Steed was appointed President and CEO of Country Hospitality Corporation, another division of CCI and the franchisor of both Country Kitchen restaurants and Country Inns & Suites by Carlson. He served in that position for five years until joining MRG in 1993.

"I am excited about joining the team at Romacorp and participating in the continued worldwide development of the concept," said Steed. "With the goal of excelling in all areas, we will immediately increase our focus on quality operations, menu development and franchise relations and development. A search is now underway to identify a new Vice President of Store Operations to complete the management team at Romacorp."

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"Frank has played a significant leadership role in the achievements of major restaurant chains and their franchisees," said David Lobel, Chairman of the Board of Romacorp. "His extensive background and proven record of success in operations and franchise development will be of tremendous benefit to our company. We eagerly look forward to his leadership and expertise."

Founded in 1972 and headquartered in Dallas, Romacorp operates and franchises 229 restaurants in 28 states and 20 foreign countries and territories.

Forward-Looking Comments

Statements which are not historical facts contained herein are forward looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company; training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in filings with the Securities and Exchange Commission.

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